Exhibit 3.32

CERTIFICATE OF OWNERSHIP AND MERGER MERGING

GFA HOLDINGS, INC.

WITH AND INTO

GFA BRANDS, INC. (Pursuant to Section 253 of the

General Corporation Law of the State of Delaware (the “DGCL”))

GFA Holdings, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Corporation owns all of the outstanding shares of common stock of GFA Brands, Inc. (the “Sub Shares”), a Delaware corporation, and GFA Brands, Inc. has no class of stock outstanding other than said Sub Shares.

SECOND: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting of the Board of Directors held on May 21. 2007, determined to merge itself with and into GFA Brands, Inc., with GFA Brands, Inc. as the surviving corporation (the “Surviving Corporation”), by the adoption thereof:

RESOLVED, that the Board of Directors authorizes the Corporation to, and hereby does, merge with and into GFA Brands, Inc., with GFA Brands, Inc. to be the Surviving Corporation and with GFA Brands, Inc. assuming all of the obligations of the Corporation.

RESOLVED, that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

RESOLVED, that the terms of the merger are as follows:

(a) Name of Surviving Corporation. Upon the filing of the Certificate of Ownership and Merger (the “Effective Time”) and without any further action on the part of the Corporation or GFA Brands, Inc., the name of the Surviving Corporation shall be GFA Brands, Inc.

(b) Certificate of Incorporation. At the Effective Time and without further action on the part of the Corporation or GFA Brands, Inc., the certificate of incorporation of GFA Brands, Inc. shall be amended in the merger to read in its entirety as set forth on Exhibit A, attached hereto, and as so amended, shall constitute the certificate of incorporation of the Surviving Corporation.

(c) Directors and Officers. At the Effective Time, and without further action on the part of the Surviving Corporation, the directors and officers of the Corporation immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

RESOLVED, that the conversion of shares in the merger will occur as follows: At the Effective Time, (a) each share of the Corporation’s Class A-1 common stock (the “Corporation Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of the holders thereof, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”); and (b) each Sub Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and extinguished and no payment or other consideration will be made with respect thereto.

RESOLVED, that upon the surrender of any certificate representing shares of the Corporation Common Stock (or, in the event any such certificate has been lost, stolen or destroyed, upon delivery of a duly executed affidavit of loss and indemnity with respect to the shares of the Corporation Common Stock, in form and substance reasonably satisfactory to the Surviving Corporation, in lieu of the surrender of such certificate) to the Surviving Corporation, the holder of the certificate surrendered (or affidavit delivered) shall receive in exchange therefor a certificate or certificates representing an identical number of shares of Surviving Corporation Common Stock.

RESOLVED, that these resolutions relating to the merger shall be submitted to the sole shareholder of this Corporation for its approval.

RESOLVED, that upon approval by the sole shareholder, any officer of the Corporation be, and they hereby are, authorized and directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge the Corporation with and into GFA Brands, Inc., and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, that may be necessary or proper to effect said merger and change of name.

THIRD: That this merger has been approved by the written consent of the sole shareholder of the Corporation.

FOURTH: This Certificate shall be effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 253 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 21st day of May, 2007.

GFA HOLDINGS, INC.

By:	/s/ Steven B. Hughes
Steven B. Hughes, President

Exhibit A

CERTIFICATE OF INCORPORATION OF

GFA BRANDS, INC.

ARTICLE I

NAME

The name of the corporation (hereinafter, the “Corporation”) is GFA Brands, Inc.

ARTICLE II

ADDRESS AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is three thousand (3,000), consisting of three thousand (3,000) shares of Common Stock, par value one cent ($.01) per share.

ARTICLE V

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors shall be not less than one (1) nor more than ten (10). The number of directors may be changed from time to time within this range in such manner as shall be provided in the Bylaws of the Corporation. The board of directors shall have full power and authority to manage the business and regulate the affairs of the Corporation; provided, however that the board of directors shall not have the authority to take the following actions without prior approval of the shareholders of the Corporation:

1. The purchase or sale of real property or rights therein in excess of $500,000.

2. Capital expenditures in excess of $100,000 in any calendar year for machinery, equipment, fixtures or oilier personal properly (other than inventory or supplies), which shall include purchases and capitalized leases.

3. Sales of machinery, equipment, fixtures or other personal property or assets of the Corporation in excess of $100,000 (other than inventory or supplies in the ordinary course of business).

4. Entering into any lease of real property with annual rental payments in excess of $300,000 or which have a term greater than five (5) years not including renewal options.

5. Borrowing money in excess of $500,000 from any bank, financial institution or any other entity or person other than through established credit facilities previously approved by the shareholders.

6. Making investments other than the following:

(a) Investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one (1) year of the date of issuance thereof;

(b) Investments in commercial paper rated at least P-1by Moody’s Investors Services, Inc. and at least A-1 by Standard & Poor’s Corporation maturing within Two Hundred Seventy (270) days of the date of issuance thereof;

(c) Investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than One Hundred Million Dollars ($100,000,000) which have a maturity of one (1) year or less;

(d) Investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above, entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; and

(e) Investment in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above.

7. The giving of any guarantee by the Corporation for the debt of another, or the granting of a security interest in or the pledge of any of the Corporation’s assets.

8. The granting of credit to any person except for sales of inventory in the ordinary course of business.

9. Approving or adopting a fundamental change in the business of the Corporation.

10. Establishing, modifying or terminating any fringe benefits to employees.

11. Retaining an audit firm.

12. Entering into, terminating or modifying any agreement for a joint venture, partnership or other similar arrangement.

13 Allowing any subsidiary of the Corporation to implement any of the restrictive measures identified in this Article, Sections 1-12, above.

14. Amending or modifying the Articles of Incorporation or Bylaws of any subsidiary or dissolving or merging any subsidiary.

15. Approving an annual budget of the Corporation; provided that if any of the restrictive measures noted above is contained in a budget approved by the Corporation’s shareholders, such measure shall be deemed approved and shall not thereafter require any additional action by the Corporation’s shareholders.

16. The issuance of any additional shares of capital stock of the Corporation.

17. The amendment or restatement of the Corporation’s Certificate of Incorporation or Bylaws.

18. The merger of the Corporation with or into another entity.

19. The expansion or restriction of the authority of the Corporation’s Board of Directors.

20. The dissolution of the Corporation.

State of Delaware Secretary of State Division of Corporations Delivered 11:27 AM 12/31/2014 FILED 11:18 AM 12/31/2014 SRV 141605925 — 3761547 FILE	EXECUTION VERSION

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION

OF

GFA BRANDS, INC.

(a Delaware corporation)

Pursuant to §242 of the General Corporation Law

of the State of Delaware

Dated as of December 31, 2014

GFA Brands, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

(1)	Article I of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

“The name of the corporation (hereinafter, the “Corporation”) is Boulder Brands USA, Inc.”

(2)	This Certificate of Amendment of the Certificate of Incorporation has been duly adopted by the sole stockholder of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

(3)	This Certificate of Amendment of the Certificate of Incorporation shall become effective as of 11:59 p.m. Eastern Standard Time on December 31, 2014.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this 31st day of December, 2014.

GFA BRANDS, INC.

By:	/s/ Stephen B. Hughes
Name: Stephen B. Hughes Title: Chief Executive Officer

[Signature Page to Charter Amendment]